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                                                                  Exhibit 99.1


                      SAKS INCORPORATED ANNOUNCES STRATEGIC
                     ALLIANCE WITH HOUSEHOLD INTERNATIONAL

                                   Contacts:  Doug Coltharp, Saks Incorporated
                                              (205) 940-4735
                                              www.saksincorporated.com
                                              Kathleen Morrison, Household
                                              (847) 564-6111
FOR IMMEDIATE RELEASE                         www.household.com

Management has scheduled a brief conference call at 10:00 a.m. Eastern Time on Friday, July 26, 2002 to discuss the alliance with Household. To participate, please call (816) 650-0622 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (402) 220-2491. The access code for the replay is 13029269.

To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.

Birmingham, Alabama (July 26, 2002)--Retailer Saks Incorporated (NYSE: SKS) ("Saks" or the "Company") and Household International (NYSE: HI) ("Household") today announced that they have entered into a strategic alliance through Household's retail services business to operate Saks' private label credit card business.

In a transaction estimated at $1.4 billion, Household will purchase the majority of the existing private label credit card accounts owned by the Company's wholly owned credit card bank as well as the outstanding balances associated with those accounts. The purchase price consideration will include the assumption of the Company's securitization liabilities (estimated at $1.1 billion at closing), the purchase of owned accounts receivable, and an undisclosed premium. The Company expects to receive net cash proceeds at closing in excess of $300 million.

Household will own the majority of new accounts and balances generated during the term of the alliance, which initially will be ten years. Saks will continue to provide all key customer service functions including new account opening, transaction authorization, billing adjustments, and customer inquiries. Saks will receive ongoing program compensation from Household.

The alliance will leverage the core competencies of Saks in customer account servicing with those of Household in risk and data base management and will contribute to Saks Incorporated's top line growth through:

..   combining resources in marketing analysis and database management to improve the utilization of customer specific product and promotional offerings;

..   leveraging Household's expertise in risk management to expand the universe of potential Saks cardholders; and

..   utilizing Household's suite of products to tailor financial solutions to the merchandise purchasing needs of Saks customers.

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Proceeds from the initial transaction primarily will be used to repurchase common stock and to reduce debt. The alliance is consistent with the Company's objectives of increasing returns on invested capital while reducing financial risk. Management estimates that the transaction will be neutral to Saks Incorporated's earnings per share in 2003 and modestly accretive beginning in 2004.

Saks Incorporated Chairman and Chief Executive Officer, R. Brad Martin, commented, "We are pleased to enter into this important strategic alliance with Household. This is a unique opportunity to join forces with one of the most highly regarded, well-established consumer finance companies in the world, while leveraging our core competency of customer service.

Through our alliance with Household, we will offer our customers an expanded array of financing options to accommodate their purchasing needs in our stores. This will be yet another way we will deliver on our promise to be the `best place to shop in your hometown' for our SDSG business and to create `the most inviting luxury shopping experience' at SFAE. We will also be able to increase the effectiveness of our marketing programs by leveraging the combined expertise of our two companies to create more customized product and promotional offerings for our customers. And, our customers will continue to experience the same high level of personalized service they have always enjoyed from our credit operations."

"Household is excited to be selected as the private label credit partner for Saks," said William F. Aldinger, Household's chairman and chief executive officer. "Saks has built a world-class credit card program to provide outstanding customer service, strengthen customer loyalty, and drive growth. We look forward to further enabling these goals by leveraging Household's own expertise to deliver customized and flexible credit, technology, and marketing solutions."

Saks has one of the best performing private label credit card programs in the retail industry. The Company has approximately 4.6 million active cardholders, and purchases made on the Company's private label cards account for approximately 43% of sales. The Company has made significant investments in loyalty program initiatives such as SaksFirst and Your Rewards that offer various incentives to its cardholders based on the level of spending.

Saks currently employs approximately 550 associates in the administration of its private label credit card programs. The Company anticipates that fewer than ten
(10) positions will be eliminated as a result of the alliance.

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Saks operates Saks Fifth Avenue Enterprises (SFAE), which consists of 61 Saks
Fifth Avenue stores and 52 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 243 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store.

Household's businesses are leading providers of consumer loan, credit card, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household's largest business, founded in 1878, operates under the two oldest and most widely recognized names in consumer finance -- HFC and Beneficial. Household is also one of the nation's largest issuers of private-label and general-purpose credit cards, including the Best Buy Card and the GM Card(R) and the AFL-CIO's Union Plus(R) card.

The alliance is subject to approval by the Office of the Comptroller of the Currency under the Bank Merger Act and is expected to close prior to the end of the Company's third quarter which ends on November 2, 2002. Salomon Smith Barney served as lead financial advisor to the Company on this transaction.

                           Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended


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February 2, 2002 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

Saks/Household Alliance
Financial Impact Summary on Saks

                                Income Statement

.. Historically, with the exception of depreciation expense, all of the components of the credit operation have been included in the SG&A line on the income statement:

   + Finance charge income
   - Interest expense on the securitization (finance charge income allocated to third parties)
   - Bad debt expense
   - Credit card administration expenses
   = Net reduction in SG&A expense

The Company's credit operation has historically generated a positive financial contribution, resulting in a net reduction to the SG&A line.

.. Upon entering into the alliance with Household, the components of the credit operation will continue to be included in the SG&A line on the income statement:

   + Program compensation from Household
   - Cost of Servicing
   = Net reduction in SG&A expense

The credit operation is expected to continue to produce a positive financial contribution and a net reduction of the reported SG&A line, but to a lesser

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degree than before. Management estimates that SG&A expenses will increase as a result of the Household alliance.

Management expects the increase in SG&A expense to be partially offset by lower interest expense attributable to the debt reduction funded with a portion of the in excess of $300 million in proceeds received at closing. Any difference remaining should be offset by a reduction in the outstanding shares funded with the proceeds, making the transaction modestly accretive to earnings per share in 2004.

                                  Balance Sheet

The transaction will substantially reduce the aggregate financial leverage of Saks by eliminating the accounts receivable securitization (estimated to be $1.1 billion at closing) and by utilizing a portion of the proceeds received at closing to reduce debt (currently totaling approximately $1.3 billion).

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